EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-74976, 333-51625, 333-86509, 333-50214 and 333-33192) and Form S-8 (Nos. 33-83064, 333-03889, 333-28151, 333-58907, 333-61738, 333-78523 and 333-48220) pertaining to Targeted Genetics Corporation’s 1992 Restated Stock Option Plan, Stock Option Plan for Nonemployee Directors, 1999 Stock Option Plan and Genovo Roll-over Stock Option Plan, of our report dated February 24, 2003, except for the third paragraph of Note 1, as to which the date is March 20, 2003, with respect to the consolidated financial statements of Targeted Genetics Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/  Ernst & Young LLP

Seattle, Washington

March 26, 2003